Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of January 1, 2019 (the “Effective Date”), between Kathleen G. Weber (“Employee”), DNA Genotek, Inc., (“DNA Genotek”) and OraSure Technologies, Inc. (“OraSure”).  Unless otherwise specified herein, the “Company” in this Agreement shall mean both DNA Genotek and OraSure, individually and collectively.

WHEREAS Employee has been employed by OraSure since 2012 and Employee is currently employed by OraSure as its Senior Vice President, General Manager, Consumer Products;

AND WHEREAS OraSure would like to promote Employee to the position of Executive Vice President, Business Unit Leader, Molecular Solutions with DNA Genotek, a Canadian corporation that is a subsidiary of OraSure;

AND WHEREAS Employee wishes to accept this promotion and continue her employment pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of this promotion and the mutual promises made herein, intending to be legally bound, the parties hereby agree as follows:

1.Services.

1.1Employment.  Subject to the terms hereof, the Company agrees to employ Employee as DNA Genotek’s Executive Vice President, Business Unit Leader, Molecular Solutions (the “Position”), and Employee hereby accepts such employment in accordance with the terms and conditions of this Agreement.

1.2Duties.  Upon the Employment Date, Employee shall have such powers and duties that are (a) commensurate with the Position, (b) set forth in Exhibit A attached to this Agreement, and (c) otherwise determined from time to time by the Board of Directors of OraSure (the “Board of Directors”) or the Chief Executive officer of OraSure (the “CEO”).  Employee’s primary place of work shall be DNA Genotek’s headquarters, at its present location in Ottawa, Ontario Canada. Subject to the provisions of Section 6 hereof, Employee’s position and duties may be changed and Employee’s primary place of work may be relocated from time to time during the Term (as defined below) of this Agreement, and such changes shall not be considered a material change in circumstance that would invalidate the provisions of this Agreement which, in any event, shall survive such change or changes.  Prior to January 1, 2022, the Company and Employee shall determine if Employee shall continue to serve in Canada or return to work exclusively for OraSure or a different subsidiary of OraSure.

1.3Outside Activities.  Employee acknowledges that Employee is a fiduciary of the Company and Employee agrees to not take any actions that would conflict with such fiduciary duties.  Employee covenants to devote Employee’s full-time and skill to the duties contemplated herein.  Employee shall obtain the consent of the Board of Directors or the CEO before she engages, either directly or indirectly, in any other professional or business activities that may require an appreciable portion of Employee’s time.

1.4Direction of Services.  Employee shall at all times report directly to, and discharge her duties in consultation with and under the supervision and direction of, the CEO.

2.Term.  Employee shall begin her employment under this Agreement on the Effective Date, or such earlier date as may be agreed to by the parties ("Employment Date”). Thereafter, and subject to Section 6 below, the Company shall continue to employ Employee for an indefinite term (“Term”).  The Company shall recognize Employee’s service to date with OraSure or any of its affiliates or subsidiaries in accordance with its obligations under the Employment Standards Acts, 2000.

3.Compensation and Expenses.

3.1Salary.  As compensation for services under this Agreement, the Company shall pay to Employee a base salary of $355,000 USD per annum.  Such salary will be subject to review by the Board of Directors on an annual basis and may be increased from time to time in the discretion of the Board of Directors.  Payment shall be made in accordance with the Company’s normal payroll practices as in effect from time to time, less all amounts required by law or authorized by Employee to be withheld or deducted.  For all purposes under this Agreement, the term “salary” shall mean the regular annual base salary of Employee payable under this Section 3.1, as increased.

3.2Bonus.  In addition to the salary described in Section 3.1 above, Employee shall be entitled to participate in the incentive plan established by OraSure each year for the payment of cash bonuses to senior executive officers of OraSure and its subsidiaries (including DNA Genotek) (each, a “Bonus Plan”), on such terms as may be approved by the Board of Directors or its compensation committee (the “Compensation Committee”) in its sole discretion with respect to each Bonus Plan.  With respect to each Bonus Plan, (a) Employee shall have a target bonus amount as determined by the Board of Directors or Compensation Committee which is at least equal to 40% of Employee’s salary and (b) cash bonuses payable to Employee shall be determined in the same manner as the cash bonuses paid to other senior executive officers of OraSure and the Company under the applicable Bonus Plan with respect to the same time period.

3.3Long-Term Incentive Awards.  Employee shall be entitled to participate in each long-term incentive equity policy or plan that may from time to time be adopted by the Board of Directors or the Compensation Committee, in its sole discretion (an “LTIP”) and, with respect to each LTIP, (a) Employee shall be entitled to annual awards ranging from between 95% to 155% of her salary (with the target set at a minimum of 125% of her salary), as determined by the Board of Directors or the Compensation Committee and (b) equity awards or other benefits provided to Employee under any such LTIP shall be determined in the same manner as the awards or other benefits provided under such policies or plans to other senior executive officers of OraSure and the Company with respect to the same time period.  All equity awards granted to Employee on or after the Effective Date shall, to the extent then unvested, immediately vest (i) in the event of a Change of Control (as defined herein) or (ii) in the event Employee’s employment is terminated for Good Reason (as defined herein) pursuant to Section 6.4 or without Cause (as defined herein) pursuant to Section 6.5 during a Change of Control Period (as defined herein), and 50% of such awards shall, to the extent then unvested, immediately vest in the event Employee’s employment is terminated for death or Disability (as defined herein) pursuant to Section 6.1, Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 during any period other than a Change of Control Period (as defined herein).

3.4Employee Benefits.  Employee shall be entitled to receive or participate in employee benefits, including without limitation medical and dental insurance programs, qualified and non-qualified profit sharing or pension plans, disability plans, medical reimbursement plans, and life insurance programs, which may from time to time be made available by the Company to other senior executive officers of the Company and to the extent available to Employee while working in Canada.  The Company may change or discontinue such benefits at any time in its sole discretion; provided that the benefits provided to Employee shall be determined in the same manner as the benefits provided to other senior executive officers under such plans with respect to the same time period.  The following specific benefits will be provided to Employee:

3.4.1Visas and Work Permits.  The Company will provide all legal services required for Employee and her husband to comply with Canadian immigration, labour and employment laws prior to Employee’s and her husband’s entry into Canada at the Company’s expense.  The Company will secure all appropriate visas and temporary work permits required for Employee’s and her husband’s legal employment as expatriates in Canada at the Company’s expense.  This Agreement is conditional upon Employee securing all visas and/or temporary work permits required to execute Employee’s duties under this Agreement in Canada.  It is a fundamental term of this Agreement that Employee retains the ability to work in Canada during the Term of this Agreement.

3.4.2  Benefit Plans.  While on assignment in Canada, Employee will be eligible to participate in the OraSure 401(k) and group health, welfare and insurance plans available to other employees based in the United States, to the extent permitted by applicable law.  Employee will be required to contribute towards the cost of coverage through payroll deductions at the same rates as employees based in the United States.  In addition, the Company will provide Employee with a Company-paid Canadian health insurance plan that provides coverage for services received in Canada.

3.4.3  Relocation Expenses.  The Company will reimburse the Employee for up to $10,000 USD for (a) the cost of establishing her residence in Canada, including furniture delivery and utility set up fees; (b) initial costs for the use of up to two of Employee’s vehicles in Canada, such as registration and driver’s license fees, and (c) fees and expenses associated with the review and negotiation of this Agreement by Employee’s legal counsel.

3.4.4Housing Expenses.  The Company will reimburse Employee for the following expenses in an aggregate amount of up to $3,065 USD per month:  (a) rental of an apartment in an area within reasonable commuting distance to the Company’s Ottawa offices; and (b) to the extent not covered by the foregoing rental, the cost of utility services to the Employee’s apartment, including internet and cable TV service.  If Employee elects housing which results in a cost in excess of this allowance, Employee will be responsible for paying such excess without reimbursement by the Company.

3.4.5  Tax Equalization/Tax Services. Because during the Term Employee will be a United States citizen performing services in Canada, Employee may be subject to aggregate personal income tax in the United States and Canada on compensation and benefits earned from the Company (“Company Compensation”) and on other income (“Other Income”) that may be greater than the personal income tax that Employee would have been required to pay had Employee remained working in the United States (such tax that Employee would have been required to pay had Employee remained working in the United States, the “Theoretical U.S. Tax,” and the actual tax that Employee will owe in both the United States and Canada, the “Actual Tax”).  In order to protect Employee from incurring the additional cost of the Actual Tax over and above the Theoretical U.S. Tax (the “Supplemental Tax”), the Company will pay (i) the full amount of the Supplemental Tax with respect to the Company Compensation, (ii) up to a maximum of $10,000 USD per year of Supplemental Tax with respect to the Other Income and (iii) any additional tax necessary to put the Employee in the same after-tax position that Employee would have been in (taking into account any and all applicable federal, state, local and foreign income and employment taxes) had the Company not provided the amounts described in items (i) and (ii) (the amount determined under items (i) through (iii) of this sentence, the “Tax Equalization Benefit”).  In order to process the Tax Equalization Benefit, an accounting firm selected by the Company will assist in preparing and filing Employee’s income tax returns required in the United States and Canada.  Each year during the Term, the Company will make actual payments of income taxes for Employee in the United States and Canada.  During the Term, the Company will deduct from Employee’s salary each pay period an amount that the Company, acting in good faith, determines is required by law to be withheld from the Company Compensation by taxing authorities in the United States and Canada.  Following the end of each taxable year, the Company will provide Employee with a statement of tax liability that will indicate the amount of the Theoretical U.S. Tax, the Actual Tax and the Tax Equalization Benefit.  If such statement indicates that the Company owes Employee additional Supplemental Tax or that Employee owes the Company any additional tax, the party owing such tax will remit it to the other party within 60 days.  Any determination required under this Section 3.4.5 shall be made by the Company in its sole discretion.

3.4.6  Expense Allowance.  The Company will provide Employee with an annual allowance of $3,544 USD, to cover the (a) difference between (i) insuring two vehicles in Canada in comparison to the current cost to the Employee and her husband to insure two vehicles in the United States; (ii) using two cell phones in Canada in comparison to the current cost to the Employee and her husband to use two cellphones in the United States, (b) premiums for renter’s insurance for Employee’s apartment in Canada and (c) the cost for obtaining and renewing drivers’ licenses for Employee and her husband and the registration of their two (2) vehicles in Canada.

3.4.7Home Leave.  The Company will pay the expenses for Employee and her husband to travel to the U.S. twice during each twelve-month period.  To the extent Employee elects to drive to the U.S., such expenses shall consist of the then-current mileage allowance permitted under U.S. Internal Revenue Service regulations, plus tolls.

3.4.8Repatriation.  In connection with Employee’s relocation back to the U.S. after the end of Employee’s assignment in Canada, the Company will pay the expenses for Employee and her husband to travel and move their household goods back to the U.S.  To the extent Employee elects to drive to the U.S., such travel expense shall consist of the then-current mileage allowance permitted under U.S. Internal Revenue Service regulations plus tolls.

3.4.9Currency Exchange.  Employee shall be responsible for determining the extent to which the compensation and other payments she receives hereunder are converted to Canadian dollars and brought to Canada.  To the extent that the U.S./Canadian dollar exchange rate varies significantly from the exchange rate in effect on the Effective Date, the Company and Employee agree to jointly determine whether any of the foregoing benefits need to be adjusted to offset any adverse impact to Employee from these fluctuations.

3.4.10Vacation and Holidays.  Employee shall remain subject to OraSure’s policy for paid-time off, or PTO.  In addition, Employee will receive paid holidays in accordance with the declared legal and customary holidays in Canada.

3.5Expenses.  The Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out her duties under this Agreement, subject to compliance with the Company’s reasonable policies relating to expense reimbursement. Expenses subject to reimbursement under this Section 3.5 shall include, but not be limited to, the cost of business-related travel, lodging and meals and the fees and expenses incurred by Employee to maintain her membership in professional associations and obtain continuing professional education reasonably required in connection with Employee’s performance of her duties under this Agreement. All reimbursements under this Section 3.5 will be made as soon as practicable after submission of any required documentation, in compliance with the Company’s reasonable policies relating to expense reimbursement.

3.6Fees.  From and after the Employment Date, all compensation earned by Employee, other than pursuant to this Agreement, as a result of services performed on behalf of the Company or as a result of or arising out of any work done by Employee in any way related to the scientific or business activities of the Company shall belong to the Company.  Employee shall pay or deliver such compensation to the Company promptly upon receipt.  For the purposes of this provision, “compensation” shall include, but is not limited to, all professional and nonprofessional fees, lecture fees, expert testimony fees, publishing fees, royalties, and any related income, earnings, or other things of value; and “scientific or business activities of the Company” shall include, but not be limited to, any project or projects in which the Company is involved and any subject matter that is directly or indirectly researched, tested, developed, promoted, or marketed by the Company.

4.Intentionally Omitted.

5.Confidentiality Agreement. Employee has previously entered into a confidentiality agreement with OraSure, dated November 29, 2012 (the “Confidentiality Agreement”).  The parties hereby agree to adopt that Confidentiality Agreement mutatis mutandis so that its provisions are extended to protect DNA Genotek and OraSure and to govern the Employee’s relationship with the Company under this Agreement. Employee’s compliance with the terms of the Confidentiality Agreement is a material requirement of this Agreement.  Any breach of the Confidentiality Agreement that is materially detrimental to the Company and that, if capable of being cured, is not cured within 30 days of written notice thereof from the Company to Employee shall constitute a material breach of this Agreement. Notwithstanding the foregoing, (i) nothing in this Agreement or the Confidentiality Agreement shall prohibit the Employee from reporting possible violations of law or a regulation to any governmental agency or entity or self-regulatory organization or making disclosures that are protected under law, including the whistleblower provisions of U.S. federal law or regulation; and (ii) in accordance with the U.S. Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that:  (A) is made (i) in confidence to a U.S. federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.Termination.

6.1Termination Upon Death or Disability.  Employee’s employment under this Agreement shall terminate immediately upon Employee’s death or Disability.  The term “Disability” means any medically determinable illness or ailment, whether physical or mental, that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, which renders Employee unable to engage in any substantial gainful activity and perform the bona fide occupational requirements associated with her Position, even with accommodations being offered by the Company up to the point of Undue Hardship (as defined below).  For the purpose of this subsection, the Parties acknowledge and agree that “Undue Hardship” shall occur when: (a) an accommodation or set of accommodations is so costly that it alters the essential nature of the enterprise or affects its viability, after having taken into consideration the presence of any available outside sources of funding to assist in funding the accommodation; or (b) where an accommodation is likely to cause significant health and safety risks, either to the Employee or other employees of the Company.

6.2Termination by Employee.  Employee may terminate her employment under this Agreement by ninety (90) days’ written notice to the Company.

6.3Termination by the Company for Cause.  Employee’s employment under this Agreement may be terminated by the Company at any time for Cause.  Only the following actions, failures, or events by or affecting Employee shall constitute “Cause” for termination of Employee by the Company:  (i) willful and continued failure by Employee to substantially perform her duties provided herein after a written demand for substantial performance is delivered to Employee by the CEO or the Board of Directors, which demand identifies with reasonable specificity the manner in which Employee has not substantially performed her duties, and Employee’s failure to comply with such demand within a reasonable time, which shall not be less than thirty (30) days after Employee’s receipt of such demand; (ii) the engaging by Employee in gross misconduct or gross negligence materially injurious to the Company, which if capable of being cured, is not cured within 30 days of written notice thereof from the CEO or the Board of Directors to Employee; (iii) the commission of any act in direct competition with or materially detrimental to the best interests of the Company, which if capable of being cured, is not cured within 30 days of written notice thereof from the CEO or the Board of Directors to Employee; (iv) Employee’s conviction of an indictable criminal offense in Canada or a felony in the United States of America; (v) the Employee’s failure to meet the conditions stipulated in Subsection 3.4.1 of this Agreement; or (vi) any other act or omission or series of acts or omissions that constitute just cause for dismissal under the laws of Ontario or the laws applicable therein.  Notwithstanding the foregoing, Employee shall not be deemed to have been terminated by the Company for Cause unless and until there shall have been delivered to her a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors finding that, in the good faith opinion of the Board of Directors, the Company has Cause for the termination of the employment of Employee as set forth in any of clauses (i) through (vii) above and specifying the particulars thereof in reasonable detail.

6.4Termination by Employee With Good Reason.  Employee may terminate her employment under this Agreement for Good Reason; provided that (i) Employee gives written notice to the Board of Directors within sixty (60) days of the event constituting Good Reason; (ii) the Company has not cured the event giving rise to such notice within thirty (30) days of receipt of Employee’s notice; and (iii) Employee resigns her employment within thirty (30) days following the expiration of such cure period. The term “Good Reason” shall mean any of the following actions that are taken without Employee’s prior written consent: (a) a material breach of this Agreement by the Company (or its successor); (b) a material diminution in Employee’s base compensation or authority, duties or responsibilities; (c) a material change in Employee’s reporting obligation from the CEO to another employee of DNA Genotek or OraSure; or (d) a relocation of Employee’s principal worksite that increases Employee’s one-way commute by more than 30 miles; provided that a determination by the Company that Employee will relocate back to the United States will not be deemed to be a Good Reason termination for purposes of this Agreement.

6.5Termination by the Company Without Cause.

The Company may terminate Employee’s employment under this Agreement without Cause by ninety (90) days’ written notice to Employee at any time in accordance with Section 6.7 below.

6.6Definitions.  For purposes of this Agreement, the term “Change of Control Period” shall mean the period which begins sixty (60) days prior to the occurrence of a Change of Control and ends eighteen (18) months thereafter. For purposes of this Agreement, the term “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A pursuant to the U.S. Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that a change of control shall only be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of OraSure or DNA Genotek that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of OraSure or DNA Genotek; (ii) any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of stock of OraSure or DNA Genotek possessing thirty percent (30%) or more of the total voting power of DNA Genotek’s stock; (iii) a majority of the members of the Board of Directors of OraSure is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from OraSure or DNA Genotek that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of OraSure or DNA Genotek immediately before such acquisition or acquisitions.  Notwithstanding the foregoing, a Change of Control shall not occur by virtue of the acquisition of shares or assets of DNA Genotek by one or more affiliate(s) of OraSure.

6.7Compensation Upon Termination.

6.7.1Termination Upon Death or Disability, by Employee (Other Than for Good Reason) or for Cause.  In the event of a termination of Employee’s employment under Sections 6.1, 6.2 or 6.3, all salary and benefits shall cease on the date of termination, subject to the terms of any benefit plans then in force and applicable to Employee, and the Company shall have no further liability or obligation hereunder by reason of such termination, save and except as stated herein.  In the event of a termination of Employee’s employment under Sections 6.1, 6.2 or 6.3, Employee or her estate, as applicable shall be paid all salary earned under Section 3.1 through the date of termination on the next regularly scheduled payroll date following the termination date along with all other payments and benefits that are owing to Employee under the Employment Standards Act, 2000 (“Accrued Salary and Benefits”).  With respect to terminations under Sections 6.1 and 6.2 only, Employee or her estate as applicable, shall receive, in addition to the foregoing, any bonus that has been approved by the Board of Directors or Compensation Committee prior to the date of termination but not yet paid (the “Accrued Bonus”), payable at the time that cash bonuses are or would otherwise be payable to other officers of the Company in respect of such year.  In the event of a termination under Sections 6.1 or 6.2 occurs after June 30 in any given year), Employee or her estate, as applicable, shall receive a prorated portion of any cash bonus, at Employee’s target bonus percentage of base salary (subject to adjustment for bonus pool funding as determined by the Board of Directors), for the calendar year in which termination occurs (calculated based on the number of days in the calendar year that have passed prior to Employee’s termination), payable at the time that cash bonuses are or would otherwise be payable to other officers of the Company in respect of such year (the “Prorated Bonus”).  For greater certainty, in the event a termination under Sections 6.1 or 6.2 occurs on or before June 30 in any given year, Employee or her estate, as applicable, shall not receive a Prorated Bonus. The Accrued Salary and Benefits and Accrued Bonus are herein referred to collectively as the “Accrued Obligations.”

6.7.2Termination Without Cause or Upon Good Reason.  In the event of a termination of Employee’s employment under Sections 6.4 or 6.5 of this Agreement, Employee:

(i)shall receive Accrued Obligations;

(ii)shall receive:  (A) if such termination does not occur during a Change of Control Period, a lump sum payment (less applicable withholdings) equivalent to twelve (12) months of Employee’s annual salary; or (B) if such termination occurs during a Change of Control Period, a lump sum payment (less applicable withholdings) equivalent to twenty-four (24) months of the Employee’s annual salary;

(iii)shall receive, as a component of severance, a cash bonus for the calendar year in which termination occurs equal to Employee’s target bonus for such year established pursuant to Section 3.2;

(iv)if Employee validly elects to receive continuation coverage under OraSure’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and if such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and does not occur during a Change of Control Period, the Company shall reimburse Employee for the applicable premium otherwise payable for COBRA continuation coverage for such coverage for a period of twelve (12) months after the date of termination, but only with respect to the portion of such premium that exceeds the monthly amount charged to active employees of the Company for the same coverage.  If such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and occurs during a Change of Control Period, the Company shall reimburse Employee for the applicable premium otherwise payable for COBRA continuation coverage for such coverage for a period for the shorter of either (x) twenty-four (24) months after the date of termination; or (y) the date Employee is no longer eligible for COBRA, but only with respect to the portion of such premium that exceeds the monthly amount charged to active employees of the Company for the same coverage; and

(v) shall receive accelerated vesting as described in Section 3.3 herein.

The amounts payable under clauses (ii), (iii) and (iv) are collectively referred to as “Severance.” Subject to Section 6.8, all Severance payments will be made (or commence) under this Section 6.7.2 on the 90th day after termination of employment hereunder.  As a condition to receipt of Severance, Employee shall sign, deliver and not revoke the U.S. Release Agreement, in the form and substance set forth in Exhibit B, hereto, and the Canadian Release Agreement, in form and substance set forth in Exhibit C hereto, releasing all claims related to Employee’s employment, other than those that cannot be released as a matter of law. The Severance shall be in lieu of and not in addition to any other severance arrangement maintained by the Company, and shall be offset by any monies Employee may owe to the Company. The Company’s obligation to pay the amounts stated in clauses (ii), (iii) and (iv) of this Section 6.7.2 shall terminate if, during the period commencing on termination of employment and continuing until all severance payments have been made by the Company, Employee fails to comply with Sections 9 or 13 of this Agreement or with the Confidentiality Agreement.

6.7.3Parachute Payment.  In the event that (i) Employee becomes entitled to any payments or benefits hereunder or otherwise from the Company or any of its affiliates which constitute a “parachute payment” as defined in Code Section 280G (the “Total Payments”) and (ii) Employee is subject to an excise tax imposed under Code Section 4999 (the “Excise Tax”), then, if it would be economically advantageous for Employee, the Total Payments shall be reduced by an amount (including zero) that results in the receipt by Employee on an after tax basis (including the applicable U.S. federal, state and local income taxes, and the Excise Tax) of the greatest Total Payments, notwithstanding that some or all of the portion of the Total Payments may be subject to the Excise Tax.  If a reduction in Total Payments is required pursuant to the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Total Payments being subject to taxes pursuant to Code Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A. All calculations hereunder shall be performed by a nationally recognized independent accounting firm selected by the Company, with the full cost of such firm being borne by the Company.  Any determinations made by such firm shall be final and binding on Employee and the Company.

6.8Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.  Notwithstanding any other provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”) at the time of Employee’s termination of employment and any payment under this Section 6 would otherwise subject Employee to any tax, interest or penalty imposed under Code Section 409A (or any regulation promulgated thereunder) if the payment or benefit would commence as set forth in this Section 6, then the payment due under this Section 6 shall not be made (or commence) until the first day which is at least six (6) months after the date of the Employee’s termination of employment. All payments, which would have otherwise been required to be made to Employee over such six (6) month period, shall be paid to Employee in one lump sum payment as soon as administratively feasible after the first day which is at least six months after the date of Employee’s termination of employment with the Company.  For purposes of the application of Code Section 409A, each payment in a series of payments will be deemed a separate payment.  Notwithstanding anything herein to the contrary, except to the extent any expense, reimbursement or in-kind benefit provided to the Employee does not constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

6.9  Employment Standards. It is the intent that the payments provided for in Section 6 of this Agreement are inclusive of Employee’s statutory entitlements under the Employment Standards Act, 2000 (“ESA”).  It is also the intent of the parties that this Agreement is to be compliant with the ESA in all respects. The provisions of the ESA, as they may from time to time be amended, are deemed to be incorporated herein and shall prevail if greater than the entitlements set out in this Agreement. In the event that any of Employee’s rights under the ESA exceed the contractual entitlements in this Agreement, then those rights shall replace those contractual entitlements and no further entitlements or payments are due to the Employee pursuant to the ESA or at common law.   For greater clarity, by signing below Employee acknowledges and agrees that upon receipt of the entitlements prescribed herein, no further notice or payments in lieu of notice will be owing to Employee by the Company or OraSure as a result of the termination of Employee’s employment, whether under statute or at common law.

7.Indemnification.  The Company agrees that if Employee is made a party (or is threatened to be made a party to) any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of her service (including past service) as an officer, director, employee, agent, or the like of the Company, or is or was serving at the request of the Company as an officer, director, employee, agent, or the like of another entity, including, without limitation, as a fiduciary of an employee benefit plan sponsored or established by the Company (any such service for a subsidiary, affiliate, joint venture or other entity in which the Company has an ownership or other financial interest, or as a fiduciary of any employee benefit plan sponsored by the Company or any such other entity, shall be presumed to be at the request of the Company), whether or not the basis of such Proceeding is an act or omission alleged to have occurred while Employee was acting in an official capacity as a director, officer, employee, agent, or the like, then Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including for all reasonable attorneys’ fees and costs incurred by Employee), and such indemnification shall continue even if Employee has ceased to be a director, officer, employee, agent, or the like of the Company for any reason.

8.Insurance.  During the Term and for a period of six (6) years thereafter (regardless of the reason for the termination of Employee’s employment), the Company shall maintain suitable directors and officers insurance coverage for Employee in her respective roles and shall name Employee as an additional insured under such insurance policies, which policies shall be no less favorable to Employee than such insurance policies that cover OraSure’s directors during such time period.

9.Restrictive Covenants

9.1 Employee acknowledges that, in the course of employment with the Company and given the duties and responsibilities of Employee with the Company, Employee has had or will maintain close working relationships with the customers, clients, suppliers, distributors, consultants, agents and employees of the Company.  Due to the sensitive nature of the Employee’s positions and the special access that the Employee has had or will have to both the Company’s confidential information and intellectual property, Employee acknowledges and agrees that Employee will be in a position to irreparably harm the Company should the Employee make use of the specialized knowledge, contacts and connections obtained as a result of the Employee’s employment with the Company to the detriment of the Company.  The Employee also acknowledges that the unauthorized use or disclosure of such information could irreparably damage the interests of the Company if made available to a competitor, or if used against the Company.

9.2.As such, and in consideration of the Severance payable hereunder, during the Term and for a period of one (1) year thereafter, Employee agrees that, unless she obtains written agreement from the CEO or the Board of Directors, Employee covenants to not engage in any of the following activities, either alone or in partnership or in conjunction with or as an employee of any other individual, person, firm association, trust, corporation or other entity:

(a)Employee will not recruit, solicit, or hire any executive, employee or contractor of the Company or induce or encourage an executive, employee or contractor of the Company to terminate a contractual relationship with the Company.

(b)Employee will not solicit Business (as defined below) from any Designated Customer (as defined below) or direct or attempt to direct any Designated Customer to purchase any product or service that is competitive with the Business of the Company from any person or entity that is in competition with the Company. “Business” means any form of commercial activity that is the same or similar to commercial activity that the Company was engaged in or planning to be engaged in when this Agreement was terminated (for any reason). “Designated Customer” means any person or entity that was a customer, account, client, or partner of the Company during the last two (2) years of the Term of this Agreement or any entity that the Company was engaged in communications with during that same period of time for the purpose of forming a customer, account, client, or partner relationship with the Company.

(c)Employee will not own, manage, control, work for, or provide services to any entity which competes with the Company in the United States or Canada.

9.3The parties agree, however, that this Section 9: (i) shall not prevent Employee from accepting a position with and working for any other entity which competes with the Company in the Business, if such business is diversified, Employee is employed in a department, division or other unit of the business that is not engaged in the Business and Employee does not, directly or indirectly, provide any assistance, services, advice, consultation or information with respect to infectious disease testing, genomics or microbiome products and services to the department, division or unit of the business engaged in the Business; and (ii) shall not prevent Employee from purchasing or owning less than five percent (5%) of the stock or other securities of any entity, provided that such stock or other securities are traded on any national or regional securities exchange or are actively traded in the over-the-counter market and registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

9.4 Employee acknowledges and agrees that the terms and conditions of these restrictive covenants are reasonable for the protection of the Business of the Company, including the protection of the goodwill, intellectual property and confidential information of the Company. Employee acknowledges that the consideration provided for in the Agreement is sufficient to fully compensate Employee for these covenants. Employee acknowledges and agrees that, in the event of a breach or threatened breach of these restrictive covenants by Employee, the Company shall be entitled to apply for injunctive relief in addition to and without prejudice to, other remedies.

10.Remedies.  The respective rights and duties of the Company and Employee under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity.

11.Severability of Provisions.  The provisions of this Agreement are severable, and if any provision hereof is held invalid or unenforceable, it shall be enforced to the maximum extent permissible, and the remaining provisions of the Agreement shall continue in full force and effect.

12.Non-Waiver.  Failure by either party at any time to require performance of any provision of this Agreement shall not limit the right of the party failing to require performance to enforce the provision.  No provision of this Agreement may be waived by either party except by a writing signed by that party.  A waiver of any breach of a provision of this Agreement shall be construed narrowly and shall not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

13.Non-Disparagement.  Both during and after her employment, Employee agrees not to disparage the Company or any of the stockholders, directors, officers, or employees of the Company.   The Company agrees not to disparage, and will not direct its directors, officers and employees to disparage, Employee. Employee and the Company agree not to make any statement or engage in any conduct that might affect adversely the business or professional reputation of the other party or, in the case of OraSure or the Company, any of the stockholders, directors, officers or employees of OraSure or the Company. Notwithstanding the foregoing, no obligation of any person or entity under this provision will be violated by truthful statements made (i) to any governmental authority, (ii) in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (iii) in performance reviews.

14.Other Agreements. Employee represents, warrants and, where applicable, covenants to the Company that:

(a)There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by Employee of her obligations hereunder;

(b)Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound; and

(c)Employee is free to execute this Agreement and to be employed by the Company as an employee pursuant to the provisions set forth herein.

15.Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all the business or assets of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise and Employee may transfer this Agreement by will or the laws of descent and distribution. The Company will require any successor (whether direct or indirect, by merger, consolidation, transfer of assets, or otherwise) acquiring all or substantially all of the business and/or assets of the Company (whether such assets are held directly or indirectly) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16.Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Employee’s continuing or further participation in any benefit, bonus, incentive, stock-based or other plan or program provided by the Company and for which Employee may qualify. Except as otherwise provided herein, amounts and benefits which are vested benefits or which Employee is otherwise entitled to receive at or subsequent to the date of termination shall be payable in accordance with such plan or program.

17.Entire Agreement; Amendments.  This Agreement and the Confidentiality Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof and thereof, and supersede all prior and contemporaneous discussions, agreements and understandings of every nature relating to the employment of Employee by the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

18.Consent to Suit.  Any legal proceeding arising out of or relating to this Agreement shall be instituted in the Ontario Superior of Justice in Ottawa, Ontario, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in which the Company maintains its principal place of business, and Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court and hereby waive any objection that Employee or the Company may have to personal jurisdiction, venue, and any claim or defense of inconvenient forum.

19.Cooperation.  Employee further agrees that during and after her employment with the Company, subject to reimbursement of her reasonable expenses, she will cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, litigation, investigations, or governmental proceedings) in which the Employee was in any way involved during her employment with the Company.  Employee shall render such cooperation in a timely manner on reasonable notice from the Company, so long as the Company, following Employee’s termination of employment, exercises commercially reasonable efforts to schedule and limit its need for Employee’s cooperation under this paragraph so as not to interfere with Employee’s other personal and professional commitments

20.Counterparts and Facsimiles.  This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

21.Governing Law.  Unless otherwise specified, this Agreement shall be governed by, and enforced in accordance with, the laws of the Province of Ontario without regard to the application of the principles of conflicts of laws.

The parties have executed this Employment Agreement as of the date stated above.

DNA GENOTEK, INC.

By:  /s/ Stephen S. Tang

        Stephen S. Tang

Title:  Chief Executive Officer

ORASURE TECHNOLOGIES, INC.

/s/ Kathleen G. WeberBy:  /s/ Stephen S. Tang

Kathleen G. Weber        Stephen S. Tang.

Title:  President and Chief Executive Officer

EXHIBIT A

Specific Duties of Employee as

Executive Vice President, Business Unit Leader, Molecular Solutions

Employee, as the Executive Vice President, Business Unit Leader, Molecular Solutions of DNA Genotek shall have duties commonly performed by the head executive in charge of a company’s business and operations, including (i) oversight of the commercial, operational and financial performance of DNA Genotek; (ii) development and implementation of financial and business plans; (iii) development of short and long term business strategies for DNA Genotek and (iv) assistance to the Chief Executive Officer of OraSure in developing strategic business plans and in planning and evaluating mergers, acquisitions and other strategic matters.

EXHIBIT B

U.S. RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “U.S. Release Agreement”) is entered into on this __ day of ___________, 20__, by and between Kathleen G. Weber (“Executive”) and OraSure Technologies, Inc., a Delaware corporation, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, directors, officers, Executives, attorneys and agents, whether present or former (collectively “OraSure”);

WHEREAS, Executive is entitled to receive severance under an Employment Agreement (“Employment Agreement”), dated ___________, 2018 between Employee, DNA Genotek, Inc. and OraSure;

AND WHEREAS, Executive agrees to execute this U.S. Release Agreement as consideration for such severance; and

AND WHEREAS, capitalized terms not otherwise defined in this U.S. Release Agreement shall have the meanings set forth in the Employment Agreement.

NOW, THEREFORE, the parties agree as follows, in consideration of the mutual covenants and obligations contained herein, and intending to be legally held bound:

1.Employment Termination; Consideration.  Executive’s employment with OraSure shall terminate on ______________ (the “Termination Date”).  In consideration for Executive’s receipt of severance as provided in the foregoing Employment Agreement, Executive is willing to enter into this U.S. Release Agreement and provide the release set forth herein.

2.Executive’s Release.  Executive hereby generally releases and discharges OraSure, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, and their respective directors, officers, executives, attorneys and agents, and benefit plans (and the administrators, fiduciaries and agents of such plans), whether present or former (collectively the “Releasees”), from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which the Executive ever had or now has arising out of or relating to any matter, thing or event occurring up to and including the date of this U.S. Release Agreement.  Except as otherwise expressly provided in this U.S. Release Agreement, Executive’s release specifically includes, but is not limited to:

a.any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, separation pay, vacation pay, incentives, and bonuses;

b.any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;

c.any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act,  29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f) (together with the Age Discrimination in Employment Act, the “ADEA”), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, or any comparable statute of any other state, country, or locality except as required by law, but excluding claims for vested benefits under OraSure’s pension plans;

d.any and all claims under any foreign, federal, state or local statute or law;

e.any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

f.any and all claims for attorneys’ fees and costs; and

g.any and all other claims for damages of any kind.

It is the intention of Executive and OraSure that the language relating to the description of released claims in this paragraph shall be accorded the broadest possible interpretation.  Notwithstanding the foregoing, nothing contained in this paragraph shall apply to, or shall release OraSure from, (i) any obligation of OraSure under this U.S. Release Agreement or the Employment Agreement; (ii) any accrued or vested benefit of Executive pursuant to any employee benefit plan of OraSure, including any benefit not yet due and payable; (iii) any obligation of OraSure under existing stock options, restricted stock or other stock awards; or (iv) any right to indemnification under the U.S. Release Agreement, the By-Laws or Certificate of Incorporation of OraSure or any subsidiary or any insurance policy maintained by the Company or any subsidiary or other entity.  Further, Executive does not waive any rights or claims under the ADEA or otherwise that may arise after the date of Executive’s execution of this U.S. Release Agreement.

3.Acknowledgment.  Executive understands that her release in Paragraph 2 extends to all of the aforementioned claims and potential claims which arose on or before the date of this U.S. Release Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this U.S. Release Agreement.  Executive further understands and acknowledges the significance and consequence of this U.S. Release Agreement and of each specific release and waiver, and expressly consents that this U.S. Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

4.Remedies.  All remedies at law or in equity shall be available to OraSure for the enforcement of this U.S. Release Agreement.  This U.S. Release Agreement may be pleaded as a full bar to the enforcement of any claim that Executive may assert against OraSure in violation of this U.S. Release Agreement.

5.No Admissions.  Neither the execution of this U.S. Release Agreement by OraSure, nor the terms hereof, constitute an admission by OraSure of liability to Executive.

6.Promise Not To Sue.

a.Executive agrees and covenants not to file, initiate, or join any lawsuit (individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any claim(s) barred or released by this U.S. Release Agreement.  If Executive does so, and the action is found to be barred in whole or in part by this U.S. Release Agreement, Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasees in defending against those claims that are found to be barred by this U.S. Release Agreement.  While this U.S. Release Agreement will serve to release any ADEA claims, the attorneys’ fees/cost shifting provision set forth in this paragraph will not apply to any claims challenging the validity of the release contained in this U.S. Release Agreement under the ADEA.

b.Notwithstanding any of the foregoing to the contrary, nothing in this U.S. Release Agreement or otherwise shall prohibit Executive from (a) reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of federal law or regulations (it being understood that Executive does not need the prior authorization of OraSure to make any such reports or disclosures or to notify OraSure that Executive has made such reports or disclosures), or (b) providing truthful testimony or statements to the extent, but only to the extent, required by applicable law, rule, regulation, legal process or by any court, arbitrator, mediator or administrative, regulatory, judicial or legislative body (including any committee thereof) with apparent jurisdiction (provided, however, that in such event, except as set forth in the foregoing clause (a) above, Executive will give OraSure prompt written notice thereof prior to such disclosure so that OraSure may seek appropriate protection for such information). However, Executive acknowledges and agrees that Executive shall not seek or accept and waives any rights to any relief obtained on Executive’s behalf in any proceeding by any government agency (including the Equal Employment Opportunity Commission), private party, class, or otherwise with respect to any claims covered by the release in Paragraph 2 of this U.S. Release Agreement.

7.Confidentiality.  To the extent not otherwise made public by OraSure and except as permitted by Paragraph 6(b) of this U.S. Release Agreement, Executive shall not disclose or publicize the terms or fact of this U.S. Release Agreement, directly or indirectly, to any person or entity, except to Executive’s attorney and spouse, provided that Executive’s attorney and spouse agree to keep the information confidential, and to others as required by law.  Executive is specifically prohibited from disclosing the facts or terms of this U.S. Release Agreement to any former or present executive of OraSure except as required by law. Executive further agrees that in the event Executive receives a subpoena, order, or other legal process seeking disclosure of the information referred to in this U.S. Release Agreement, within five (5) business days of such receipt then Executive shall immediately notify OraSure’s General Counsel of such subpoena, request or order and cooperate with OraSure in any efforts to oppose such disclosure.

8.Non-Disparagement.  Executive agrees not to disparage or encourage others to disparage OraSure, as well as any of the other Releasees, their products, missions or businesses or any of the Releasees’ officers, directors, attorneys, and employees, and Executive agrees not to initiate any contact with or respond to any inquiry by the press or other media regarding the Releasees.  For the purpose of this U.S. Release Agreement, "disparage" includes, without limitation, comments or statements to any person or entity, including but not limited to the press and/or media, employees, contractors, or advisors of OraSure or any entity with which OraSure has a business relationship, which would adversely affect in any manner (a) the conduct of the business of OraSure or any of the Releasees (including but not limited to any business plans or prospects) or (b) the reputation of OraSure, OraSure's officers, directors or any of the Releasees. For the avoidance of doubt, nothing in this U.S. Release Agreement precludes Executive from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

9.Entire Agreement.  This U.S. Release Agreement, together with the terms of the Employment Agreement, the Confidentiality Agreement and the Canadian Release Agreement, contain the entire agreement of the parties with respect to the subject matter hereof, supersede any prior agreements or understandings with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.  The Executive agrees that the obligations contained in this U.S. Release Agreement and the other agreements referenced herein are in addition to, and not in lieu of, any obligations Executive may have.

10.Severability.  If any term or provision of this U.S. Release Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

11.Advice of Counsel; Revocation Period.  Executive is hereby advised to seek the advice of counsel.  Executive acknowledges that she is acting of her own free will, that she has been afforded a reasonable time to read and review the terms of this U.S. Release Agreement, and that Executive is voluntarily entering into this U.S. Release Agreement with full knowledge and understanding of its provisions and effects. Executive understands and agrees that she is waiving rights or claims, including, but not limited to, possible claims under the ADEA, in exchange for consideration in addition to anything of value to which Executive is already entitled.  Executive agrees that this U.S. Release Agreement shall not be deemed void or avoidable by claims of duress, deception, mistake of fact, or otherwise.  Nor shall the principle of construction whereby all ambiguities are to be construed against the drafter be employed in the interpretation of this U.S. Release Agreement.  There is absolutely no agreement or reservation that is not clearly expressed in this U.S. Release Agreement.  This U.S. Release Agreement should not be construed for or against any party. Executive further acknowledges that she has been given at least twenty-one (21) days within which to consider this U.S. Release Agreement and that if Executive decides to execute this U.S. Release Agreement before the twenty-one day period has expired, Executive does so voluntarily and waives the opportunity to use the full review period. Executive acknowledges and agrees that changes made to this U.S. Release Agreement, whether or not material, do not restart the aforementioned twenty-one day period.  Executive also acknowledges that she has seven

(7) days following her execution of this U.S. Release Agreement to revoke acceptance of this U.S. Release Agreement, with the U.S. Release Agreement not becoming effective until the revocation period has expired without Executive having revoked.  Executive acknowledges that to be effective any revocation must be in writing, signed by the Executive, and received by OraSure prior to the expiration of the revocation date.  If Executive chooses to revoke her acceptance of this U.S. Release Agreement, she should provide written notice to:

General Counsel

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

12.Amendments.  Neither this U.S. Release Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.

13.Governing Law.  This U.S. Release Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.

14.Legally Binding.  The terms of this U.S. Release Agreement contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this U.S. Release Agreement as of this day and year written below.

OraSure Technologies, Inc.

By:____________________________________

Name:  ____________________________________

Title:____________________________________

Dated:____________________________________

__________________________________________

Kathleen G. Weber

Dated:____________________________________

EXHIBIT B

CANADIAN RELEASE AGREEMENT

1.	RELEASE

In consideration of the Severance payments to me by DNA Genotek Inc. (the “DNA Genotek”) as detailed and defined in the attached Employment Agreement, the sufficiency of which consideration is hereby acknowledged, I, Kathleen G. Weber, for myself, my heirs, dependents, executors, administrators, and assigns hereby wholly and forever release, remise and discharge DNA Genotek, its predecessors, subsidiaries and affiliates, and all its officers, directors, shareholders, agents and employees (hereinafter collectively referred to as the “Releasees”), jointly and severally, from any and all actions, causes of action, contracts (whether expressed or implied), claims and demands for damages, loss, or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, I ever had, now have, or may hereafter have, by reason of or arising out of any employment with the Releasees, or the cessation thereof.  Without limiting the generality of the foregoing, I hereby acknowledge that the said consideration is in satisfaction of all claims for damages, including all non-salary benefits ordinarily provided to me or on my behalf in respect of my employment, wages, salary, termination pay, severance pay, vacation pay, commissions, bonuses, expenses, allowances, incentive payments, insurance and other benefits howsoever arising out of my employment with the Releasees, and the cessation of that employment, whether available pursuant to contract, common law, or any statute including, but not limited to the Employment Standards Act, 2000  and the Human Rights Code, and including any claim(s) for reinstatement or other forms of statutory relief.

2.	NO ADMISSION

I acknowledge and agree that the payments and other consideration referred to herein do not constitute any admission or recognition of liability by or on behalf of the Releasees.

3.	INDEMNITY

I further agree that for the aforesaid payment, I will indemnify and save harmless the Releasees from and against any and all claims, demands, taxes or penalties which may be made by the Canada Revenue Agency or related entities requiring the Releasees to pay income tax under the Income Tax Act in respect of income tax payable by myself in excess of the income tax previously withheld, as well as in respect of any and all claims, charges, taxes, or penalties and demands which may be made on behalf of the Canada Revenue Agency or any other government department under the Income Tax Act, the Employment Insurance Act or the Canada Pension Plan and/or any regulation or authority under said legislation, with respect to any amount which may in the future be found to be payable by the Releasees in respect of myself.

4.	EMPLOYMENT STANDARDS

I acknowledge receipt of all wages, commission, incentives, overtime pay, vacation pay, holiday pay, termination pay and severance pay to which I am entitled by virtue of the Employment Standards Act, 2000 and confirm that there are no such amounts due and owing to myself by the Releasees, either pursuant to the Employment Standards Act, 2000 or pursuant to the terms and conditions of my employment and/or common law.

5.	FURTHER CLAIMS

I agree not to make a claim or take any proceedings against any other person or corporation which might claim contribution or indemnity under the provisions of any statute or otherwise against the Releasees with respect to any matter which arose or may have arisen up to the present time, in connection with the matters covered by this Canadian Release Agreement.

6.	GOVERNING LAW

This Canadian Release Agreement shall be governed by the laws of the Province of Ontario, without regard to the conflict of law principles of any jurisdiction.

7.	UNDERSTANDING

I HEREBY DECLARE that I have had the opportunity to seek independent legal advice with respect to the matters addressed herein and in the Employment Agreement. I acknowledge that the terms of this Canadian Release Agreement and the Employment Agreement are fully understood by me, and that I voluntarily accept the terms herein.

DATED at Ottawa, Ontario this _______ day of ______________, 20   .

______________________________________________________________
WitnessKATHLEEN G. WEBER

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